UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2003

DOCUMENT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-20981	33-0485994
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6339 Paseo del Lago Carlsbad, California	92009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 602-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

On November 19, 2003, Document Sciences Corporation issued a press release announcing the repurchase of 740,024 shares of its common stock from Xerox Corporation (for an aggregate purchase price of approximately $2,688,566). Document Sciences Corporation funded the stock repurchase transaction using currently available cash. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1. A copy of the Stock Repurchase Agreement, dated November 18, 2003, is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 7.	Financial Statements and Exhibits.

If this transaction had been completed by September 30, 2003, cash, cash equivalents and short-term investments would have totaled $5.8 million, representing 36% of total assets.

We continue to believe that our existing cash balances and anticipated cash flows from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months.

The following is pro-forma amounts of the line items that would have been affected if this transaction had been completed by September 30, 2003:

	September 30, 2003	Pro-forma
Cash, cash equivalents and Short-term investments	$8,467,241	$5,778,675
Stockholders’ equity	7,157,660	4,469,094

(c)	Exhibits:

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

10.1	Stock Repurchase Agreement dated November 18, 2003, by and between Document Sciences Corporation and Xerox Corporation.

99.1	Press release, dated November 19, 2003, reporting Document Sciences Corporation’s repurchase of its common stock from Xerox Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2003

DOCUMENT SCIENCES CORPORATION

By:	/s/ John L. McGannon

Name:	John L. McGannon
Its:	President, Chief Executive Officer and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Stock Repurchase Agreement dated November 18, 2003, by and between Document Sciences Corporation and Xerox Corporation.

99.1	Press release, dated November 19, 2003, reporting Document Sciences Corporation’s repurchase of its common stock from Xerox Corporation.

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